Exhibit 99.1

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

Carve-out Financial Statements

As of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022

And Independent Auditor’s Report

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

TABLE OF CONTENTS

INDEPENDENT AUDITOR’S REPORT	1

CARVE-OUT FINANCIAL STATEMENTS

As of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022
Balance Sheets	2
Statements of Income	3
Statements of Changes in Shareholders' and Other Affiliates' Net Investment	4
Statements of Cash Flows	5
Notes to the Carve-Out Financial Statements	6

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Great Southern Homes, Inc.

Irmo, South Carolina

Opinion on the Financial Statements

We have audited the accompanying carve-out balance sheets of the homebuilding operations of Great Southern Homes, Inc., (the Company) as of December 31, 2022 and 2021, and the related carve-out statements of income, changes in shareholders’ and other affiliates’ net investment and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for leases effective January 1, 2022, due to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842).

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ FORVIS, LLP

(Formerly, Dixon Hughes Goodman, LLP)

We have served as the Company’s auditor since 2021.

Tysons, VA

March 17, 2023

1

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

BALANCE SHEETS

DECEMBER 31, 2022 AND 2021

	2022	2021
ASSETS
Cash and cash equivalents	$12,238,835	$51,504,887
Accounts receivable	1,976,334	2,086,018
Inventories:
Homes under construction and finished homes	163,997,487	123,000,199
Developed lots	16,205,448	17,025,273
Due from related party	1,437,235	—
Lot purchase agreement deposits	3,804,436	2,946,001
Investment in Joint Venture	186,086	—
Property and equipment, net	1,385,698	1,590,353
Operating right-of-use assets	1,001,277	—
Prepaid expenses and other assets	6,112,044	4,107,254
Total Assets	$208,344,880	$202,259,985

LIABILITIES AND SHAREHOLDERS' AND OTHER AFFILIATES' NET INVESTMENT
Accounts payable	$22,077,240	$28,741,054
Homebuilding debt and other affiliate debt	120,797,006	102,502,287
Operating lease liabilities	1,001,277	—
Other accrued expenses and liabilities	5,465,321	4,458,232
Total Liabilities	$149,340,844	$135,701,573

Commitments and contingencies (Note 9)

Shareholders’ and other affiliates’ net investment	100,322,957	83,586,722
Net due to and due from shareholders and other affiliates	(41,318,921)	(17,028,310)
Total Shareholders' and Other Affiliates' Net investment	59,004,036	66,558,412
Total Liabilities and Shareholders' and Other Affiliates' Net Investment	$208,344,880	$202,259,985

The accompanying notes to the financial statements are an integral part of these statements.

2

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020

	2022	2021	2020
Revenue, net of sales discounts	$477,045,949	$432,891,510	$327,254,305
Cost of sales	358,238,703	332,274,788	260,115,893
Gross Profit	118,807,246	100,616,722	67,138,412

Selling, general and administrative expense	49,685,730	38,461,370	29,891,622
Net Income from Operations	$69,121,516	$62,155,352	$37,246,790

Other income, net	230,692	257,659	1,729,584
Equity in net earnings from investment in joint venture	137,086	—	—
Net Income	$69,489,294	$62,413,011	$38,976,374

Basic and diluted earnings per share
Basic	$694.89	$624.13	$389.76
Diluted	$674.92	$624.13	$389.76

Basic and diluted weighted-average number of shares
Basic	100,000	100,000	100,000
Diluted	102,960	100,000	100,000

The accompanying notes to the financial statements are an integral part of these statements.

3

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

STATEMENTS OF CHANGES IN SHAREHOLDERS’ AND OTHER AFFILIATES’ NET INVESTMENT

YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020

	Shareholders' and Other Affiliates' Net Investment	Net Due To and Due From Shareholders and Other Affiliates	Total
Balance, January 1, 2020	$38,051,216	$(17,800,153)	$20,251,063
Distributions and net transfer to shareholders and other affiliates	(22,330,269)	(2,728,627)	(25,058,896)
Net income	38,976,374	—	38,976,374
Balance, December 31, 2020	$54,697,321	(20,528,780)	$34,168,541
Distributions and net transfer to shareholders and other affiliates	(33,523,610)	3,500,470	(30,023,140)
Net income	62,413,011	—	62,413,011
Balance, December 31, 2021	$83,586,722	$(17,028,310)	$66,558,412
Distributions and net transfer to shareholders and other affiliates	(54,175,689)	(24,290,611)	(78,466,300)
Stock compensation	1,422,630	—	1,422,630
Net income	69,489,294	—	69,489,294
Balance, December 31, 2022	$100,322,957	$(41,318,921)	$59,004,036

The accompanying notes to the financial statements are an integral part of these statements.

4

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020

	2022	2021	2020
Cash flows from operating activities:
Net income	$69,489,294	$62,413,011	$38,976,374
Adjustments to reconcile net income to net cash flows from operating activities:
Equity in net earnings from investment in joint venture	(137,086)	—	—
Depreciation	355,566	358,587	182,786
Loss on sale of property and equipment	6,966	15,000	14,368
Amortization of deferred loan costs	404,146	421,186	408,674
Stock compensation expense	1,422,630	—	—
Amortization of operating lease right-of-use assets	525,434	—	—
Net change in operating assets and liabilities:
Accounts receivable	109,684	(1,178,383)	(563,109)
Related party receivable	(1,437,235)	—	—
Inventories	(26,673,147)	(12,726,300)	29,294,686
Lot purchase agreement deposits	(858,435)	417,025	(1,290,574)
Prepaid expenses and other assets	(2,408,936)	(1,983,511)	229,838
Accounts payable	(6,663,814)	9,937,222	3,869,223
Operating lease liabilities	(525,434)	—	—
Other accrued expenses and liabilities	1,007,089	644,199	659,436
Net cash flows provided by operating activities	34,616,722	58,318,036	71,781,702
Cash flows from investing activities:
Purchases of property and equipment	(171,685)	(404,244)	(805,294)
Proceeds from the sale of property and equipment	13,808	10,190	20,000
Capital contribution in joint venture	(49,000)	—	—
Net cash flows used in investing activities	(206,877)	(394,054)	(785,294)
Cash flows from financing activities:
Proceeds from homebuilding debt	179,336,312	285,392,912	194,418,471
Repayments of homebuilding debt	(170,810,631)	(262,064,474)	(210,255,229)
Proceeds from other affiliate debt	10,851,187	10,025,865	13,259,394
Repayments of other affiliate debt	(918,453)	(5,624,330)	(7,499,472)
Repayments on equipment financing	(142,536)	(43,070)	(95,411)
Payment of deferred loan costs	—	(1,264,403)	(337,500)
Distributions and net transfer to shareholders and other affiliates	(54,175,689)	(33,523,610)	(22,330,269)
Changes in net due to and due from shareholders and other affiliates	(37,816,087)	(28,497,772)	(18,579,633)
Net cash flows used in financing activities	(73,675,897)	(35,598,882)	(51,419,649)

Net change in cash and cash equivalents	(39,266,052)	22,325,100	19,576,759
Cash and cash equivalents, beginning of year	51,504,887	29,179,787	9,603,028
Cash and cash equivalents, end of year	$12,238,835	$51,504,887	$29,179,787
Supplemental cash flow information:
Cash paid for interest	$5,000,196	$3,199,503	$4,235,364
Non-cash financing activities
Conversion of other affiliates debt to homebuilding debt	1,414,681	7,985,557	6,101,195
Noncash investing activities:
Acquisition of developed lots from related parties in settlement of due from Other Affiliates	13,504,316	33,170,761	19,541,090
Transfer of constructed model homes to related parties	—	(1,517,030)	(3,690,084)
Contribution of fixed assets	—	344,511	—
Additions of right-of-use lease assets and liabilities	1,585,096	—	—
Transfer of co-obligor debt to land development affiliate	21,160	—	—
Total non-cash activities	$16,525,253	$39,983,799	$21,952,201

The accompanying notes to the financial statements are an integral part of these statements.

5

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

Note 1 - Nature of operations and basis of presentation

Nature of Business – Great Southern Homes, Inc. (“GSH”) is a land development and homebuilding company located in Columbia, South Carolina. GSH was formed as a South Carolina C corporation in June 2004 and elected S corporation status in 2008.

GSH develops land and constructs single-family residential homes. GSH has active operations in South Carolina and Georgia offering a range of residential products including entry-level attached and detached homes, first-time move up attached and detached homes and second move-up detached homes. The constructed homes appeal to a wide range of buyer profiles, from first-time to lifestyle buyers.

Basis of Presentation – The accompanying carve-out financial statements present historical information and results attributable to the homebuilding operations of GSH (“Homebuilding” or the “Company”). The carve-out financial statements exclude GSH’s operations related to land development operations. The accompanying carve-out financial statements (hereafter referred to as “financial statements”) include financial information as of December 31, 2022 and 2021 and for the years ended December 31, 2022, 2021, and 2020.

The Company’s primary objective is to provide customers with homes of exceptional quality and value while maximizing its return on investment. Generally, the Company grows by expanding its market share in existing markets and by expanding into markets contiguous to the current active markets.

Throughout the periods covered by the financial statements, the Company operated as part of GSH. The accompanying financial statements have been prepared from GSH’s historical financial records and reflect the historical financial position, results of operations and cash flows of the Company for the periods presented on a carve-out basis in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The Company has historically transacted with affiliates that are owned by the shareholders of the Company. The Company has categorized the various affiliates based on the nature of the transactions with the Company and their primary operations. The categories are as follows:

Land Development Affiliates - Land development affiliates’ primary operations consist of acquiring and developing raw parcels of land for vertical home construction. Upon completion, the land development affiliates transfer the developed lots to the Company in a non-cash transaction.

Other Operating Affiliates - Other operating affiliates’ operations consist of acquiring and developing land, purchasing constructed houses for rental properties, leasing activities, and purchasing model homes to be maintained during the sell down period of a community.

Collectively, these are referred to as “Other Affiliates” in these financial statements and represented as related parties (see Note 6 - Related party transactions).

All assets, liabilities, revenues, and expenses directly associated with the activity of the Company are included in these financial statements. Cash and cash equivalents is included in these financial statements, as the Company provided the cash management/treasury function for the Other Affiliates. In addition, a portion of GSH’s corporate expenses including share-based compensation were allocated to the Company based on direct usage when identifiable or, when not directly identifiable, on the basis of proportional cost of sales or employee headcount, as applicable. The corporate expense allocations include the cost of corporate functions and resources provided by or administered by GSH including, predominately, costs associated with executive management, finance, accounting, legal, human resources, and costs associated with operating GSH’s office buildings. The corporate expense allocation requires significant judgment and management believes the basis on which the corporate expenses have been allocated reasonably reflects the utilization of services provided to the Company during the periods presented. Balance sheet accounts were reviewed to determine what was attributable to the Company. There were no Balance Sheet accounts that required allocation procedures for assets and liabilities.

6

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

In addition, all significant transactions between the Company and GSH have been included in these financial statements. The aggregated net effect of transactions between the Company and GSH are reflected in the Balance Sheets within Total shareholders' and other affiliates' net investment and in the Statements of Cash Flows within Distributions and net transfer to shareholders and other affiliates, changes in net due from and net due to shareholders and other affiliates and, when transactions were historically not settled in cash, in Non-cash financing activities. Net due to and due from shareholders and other affiliates balances are generally presented as a contra-account in the Balance Sheets within Total shareholders' and other affiliates' net investment due to the expectation they will not be settled in cash in the future. Certain related party amounts that are expected to be settled in cash are presented as Due from related party in the Balance Sheet.

GSH’s third-party long-term debt and related interest expense have all been allocated to the Company. The Company is considered the primary legal obligor of such debt as it is the sole cash generating entity and responsible for repayment of the debt. Certain portions of that long-term debt and the related interest consist of construction revolving lines of credit and are reflected as Homebuilding debt. The remaining portions of long-term debt and the related interest have been used to finance operations that are not related to the Company, primarily land development activities, and are presented as Other Affiliate debt. The Other Affiliate debt balances related to these operations have an associated Due from shareholders and other affiliates recorded to the Balance Sheets as of December 31, 2022 and 2021.

The results reported in these financial statements would not be indicative of the Company’s future performance, primarily because the lots developed by affiliates were not transferred to the Homebuilding Operations at a market rate. As such, these results do not necessarily reflect what the financial position, results of operations, and cash flows would have been had it operated as an independent company during the periods presented.

Emerging Growth Company Status – The financial statements have been prepared as if the Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act exempts emerging growth companies from being required to comply with new or revised standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the same time as private companies. This may make comparison of the Company’s financial statements with another company which is neither an emerging growth company nor which has opted out of using the extended transition period, difficult or impossible because of the potential differences in financial accounting standards used.

Proposed Business Combination – On September 10, 2022, GSH entered into a business combination agreement with Diamondhead Holdings Corp. (“DHHC”) and Hestia Merger Sub, Inc. (“Merger Sub”). If the business combination is subsequently consummated, the Merger sub will merge with and into GSH (the “Business Combination”), with GSH surviving the merger as a wholly-owned subsidiary of DHHC. GSH will be deemed the accounting acquirer as the Business Combination will be treated as a reverse recapitalization in accordance with U.S. GAAP.

7

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

Note 2 - Summary of significant accounting policies

Use of Estimates – The preparation of the accompanying financial statements in conformity with U.S. GAAP requires management to make informed estimates and judgments that affect the amounts reported in the financial statements and accompanying notes. Estimates made by the Company include corporate expense allocation, useful lives of depreciable assets, revenue recognition associated with contracts recognized over time, capitalized interest, warranty reserves, and share-based compensation. Due to inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates.

Cash and Cash Equivalents – The Company considers cash and cash equivalents to be cash and all highly liquid investments that are readily convertible into cash with a maturity of three months or less. Cash and cash equivalents also include cash proceeds from home closings that are in-transit or held by the Company’s third-party escrow agents for the Company’s benefit. The home closing proceeds are generally received in less than five days and are considered to be deposits in transit. As of December 31, 2022 and 2021, the Company had $0 and $981,251 deposits in transit, respectively.

The Company places its cash and cash equivalents on deposit with various financial institutions in the United States. The Federal Deposit Insurance Corporation insures up to $250,000 for substantially all depository accounts at each financial institution. The Company’s cash accounts at various times during the year may be in excess of the insured amount.

Accounts Receivable – Accounts receivable are stated at cost less an allowance for doubtful accounts. Management’s determination of the allowance for doubtful accounts is based on an evaluation of the accounts receivable, past experience, current economic conditions, and other risks inherent in the accounts receivable portfolio. As of December 31, 2022 and 2021, there was no allowance for doubtful accounts recorded.

Inventories and Cost of Sales – The carrying value of inventory is stated at cost unless events and circumstances indicate the carrying value may not be recoverable. Inventory consists of developed lots, homes under construction, and finished homes.

–	Developed lots - This inventory consists of land that has been developed for or acquired by the Company and where vertical construction is imminent. Developed lot costs are typically allocated to individual residential lots on a per lot basis based on specific costs incurred for the acquisition of the lot. For the years ended December 31, 2022 and 2021, the amount of developed lots included in inventory was $16,205,448 and $17,025,273, respectively. Developed lots purchased at fair value from third parties was $10,052,179 and $9,445,580 as of December 31, 2022 and December 31, 2021, respectively, which is included in Developed Lots on the Balance Sheets.

–	Homes under construction - At the time construction of the home begins, developed lots are transferred to homes under construction within inventory. This inventory represents costs associated with active homebuilding activities which include, predominately, labor and overhead costs related to home construction, capitalized interest, real estate taxes and land option fees. For the years ended December 31, 2022 and 2021, the amount of inventory related to homes under construction included in homes under construction and finished homes was $141,863,561 and $110,224,757, respectively.

–	Finished homes - This inventory represents completed but unsold homes at the end of the reporting period. Costs incurred in connection with completed homes including associated selling, general, and administrative costs are expensed as incurred. For the years ended December 31, 2022 and 2021, the amount of inventory related to finished homes included in homes under construction and finished homes was $22,133,926 and $12,775,442, respectively.

8

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

Upon settlement, costs associated with units sold are expensed to Cost of sales based on a specific identification basis. Costs of sales consists of specific construction costs of each home, estimated warranty costs, allocated developed lots, and closing costs applicable to the home. In addition, the Company receives rebates with certain suppliers for the use of their product. The Company records the receipt of the rebate as a reduction in Cost of sales based on a specific identification basis. At the time of closing, the Company performs an analysis to accrue for costs that were incurred as part of the construction of the home but unpaid at the time of closing. The costs are recorded in Cost of sales in the Statements of Income.

Lot Purchase Agreement Deposits – The Company enters into lot purchase agreements with unrelated third parties (“Land Developers”) to acquire lots for the construction of homes. The agreements require the Company to pay a cash deposit in consideration for the right to purchase the lots at a future point in time at preestablished terms. The Company transfers the deposit to inventory upon receipt of the title of the lot. See Note 7-Lot purchase agreement deposits for further details.

Pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810 and subtopics related to the consolidation of variable interest entities, the Company analyzes the Land Developers under the variable interest model to determine if such interest in Land Developers is considered a variable interest, and, if so, whether the Land Developers are required to be consolidated in the Company’s financial statements. Management determines whether the Land Developers are considered variable interest entities (“VIEs”) at the time management becomes involved with Land Developers. The Company invests in less than half of the fair value of the Land Developers’ assets. The Company does not have any specific performance obligations to purchase a certain number or any of the lots or guarantee any of the Land Developers' financial or other liabilities. The Company is not involved in the design or creation of these entities. As such, the deposits placed by the Company pursuant to the lot purchase agreements are not deemed to be variable interests in the respective Land Developers.

Property and Equipment – Property and equipment is stated at cost, less accumulated depreciation. Depreciation is allocated on a straight-line basis over the estimated useful lives of the related assets. The estimated useful life of each asset group is summarized below:

Asset Group	Estimated Useful Lives
Furniture and Fixtures	5 to 7 years
Leasehold Improvements	Lesser of 40 years or the lease term
Machinery and Equipment	5 to 7 years
Office Equipment	5 to 7 years
Vehicles	5 years

Normal repairs and maintenance costs are expensed as incurred, whereas significant improvements which materially increase the value or extend the useful life of an asset are capitalized and depreciated over the remaining estimated useful life of the related assets.

Upon sale or retirement of depreciable assets, the related cost and accumulated depreciation or amortization are removed from the accounts. Any gain or loss on the sale or retirement of the depreciable asset is recognized as Other income (expense) on the Statements of Income.

Long-Lived Assets – The Company evaluates the carrying value of its long-lived assets, which consist of Inventory and Property and equipment, for impairment whenever events or circumstances indicate an impairment might exist.

9

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

Inventory impairment exists if the carrying amount of the asset is not recoverable from the sale prices expected from future home sales. The Company reviews the performance and outlook of its inventories for indicators of potential impairment on a community level. Any calculated impairments are recorded immediately in Cost of sales.

Recoverability for Property and equipment is measured by the expected undiscounted future cash flows of the assets compared to the carrying amounts of the assets. If the expected undiscounted future cash flows are less than the carrying amount of the assets, the excess of the net book value over the estimated fair value is charged to current earnings. Fair value is based upon discounted cash flows of the assets at a rate deemed reasonable for the type of asset and prevailing market conditions and appraisal.

There were no triggering events or impairments recorded for all years presented.

Deferred Loan Costs – Loan costs associated with the Company’s Homebuilding debt are capitalized and amortized over the term of the line of credit on a straight-line basis. These costs are included within inventory for homes under construction and finished homes. See Note 5-Homebuilding debt and other affiliate debt for further details.

Earnings per Share – Earnings per share (“EPS”) is presented assuming the capital structure of GSH, as the Company only presents Shareholders’ and other affiliates’ net investment. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of GSH common shares outstanding for the period. Diluted EPS is computed by dividing income available to common shareholders by the weighted average number of GSH common shares outstanding for the period plus the assumed exercise of all dilutive GSH securities using the treasury stock method. See Note 13 - Earnings per share.

Investment in Joint Venture – GSH has entered into a joint venture agreement with an unrelated third party and acquired a 49% equity stake in Homeowners Mortgage, LLC (“Joint Venture”). The Joint Venture operates with the purpose of assisting homebuyers through the homebuying experience. The Company made an initial capital contribution of $49,000 at the formation of the Joint Venture on February 4, 2022. The Company has no obligations to make future capital contributions as governed by the Joint Venture’s operating agreement. If any future contributions are made, they generally will be based on a pro rata basis, based on the Company’s respective equity interest in the Joint Venture.

The Company accounts for its investment in the Joint Venture under the equity method of accounting, as it determined that the Company has the ability to exercise significant influence over the venture, but does not have control. Under the equity method, the investment in the unconsolidated joint venture is recorded initially at cost, as Investment in Joint Venture, and subsequently adjusted for equity in earnings, cash contributions, less distributions and impairments. The Joint Venture commenced operations in June 2022. Equity in earnings from the investment in the Joint Venture for the period from the commencement of operations through December 31, 2022 was $137,086, increasing the investment in Joint Venture as of December 31, 2022 to $186,086. There were no additional capital contributions and distributions for the year ended December 31, 2022 aside from the initial contribution of $49,000. Additionally, there were no impairment losses related to the Company’s investment in the Joint Venture recognized during the year ended December 31, 2022.

Share-Based Compensation – GSH’s share-based compensation was allocated to the Company in accordance with the methodology described in Note 1 - Nature of operations and basis of presentation. GSH has two types of share-based compensation, stock options and stock warrants.

Stock option awards are expensed on a straight-line basis over the requisite service period of the entire award from the date of grant through the period of the last separately vesting portion of the grant. GSH accounts for forfeitures when they occur. Stock warrant awards do not contain a service condition and are expensed on the grant date. The fair value of share-based awards, granted or modified, is determined on the grant date (or modification or acquisition dates, if applicable) at fair value, using the Black-Scholes option pricing model. This model requires the input of highly subjective assumptions, including the option's expected term and stock price volatility. See Note 10 - Stock compensation.

10

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

Transaction costs - The Company records deferred transaction costs, which consist of legal, accounting and other fees related to the preparation of the Business Combination (see Note 1 - Nature of operations and basis of presentation). The deferred transaction costs will be offset against proceeds from the transaction upon the effectiveness of the Business Combination. In the event the transaction is terminated, all capitalized deferred transaction costs would be expensed. As of December 31, 2022, $2,491,459 of deferred transaction costs were capitalized and recorded in Prepaid expenses and other assets on the Balance Sheets. Transaction costs that are not eligible to be capitalized are expensed as incurred and included within Selling, general, and administrative expense in the Statements of Income.

Leases – In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Accounting Standards Codification (“ASC”) 840, Leases. Under the new guidance, lessees are required to recognize right-of-use (“ROU”) assets and lease liabilities on the Balance Sheet for all leases with terms longer than 12 months. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The Company adopted Topic 842 on January 1, 2022, using the modified retrospective transition method. In addition, the Company elected the practical expedients during transition which permitted the Company not to reassess under the new standard prior conclusions about the existence of a lease, lease classification, and initial direct cost. As a result of adopting Topic 842, the Company recognized operating lease ROU assets and operating lease liabilities of $1,149,832 on January 1, 2022.

The Company determines if an arrangement is, or contains, a lease at inception. Leases are recognized when the contract provides the Company the right to use an identified asset for a period of time in exchange for consideration. Operating leases are included in operating lease ROU assets and operating lease liabilities in the Balance Sheet.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the commencement date based on the present value of the lease payments over the lease term. As most of the Company’s leases do not provide an explicit borrowing rate, management uses the Company’s incremental borrowing rate based on information available at the commencement date, or at the date of transition for leases transitioned to Topic 842 on January 1, 2022, in determining the present value of the lease payments. In determining the incremental borrowing rate, the Company considered the lease term, credit risk of the lessee and the lease, the size of the lease payments, the current economic environment affecting the lessee and the lease, and the collateralized nature of the lease. The ROU assets also include any lease payments made, reduced by any lease incentives. Lease terms may include options to extend or terminate the lease when it is reasonably certain the Company will exercise that option. Lease expense for operating leases is recognized on a straight-line basis over the lease term and is included in Selling, general, and administrative expense on the statement of income for the year ended December 31, 2022. The Company elected the practical expedient to combine lease and non-lease components when accounting for ROU assets and lease liabilities of all asset classes.

Variable lease costs represent additional expenses incurred by the Company that are not included in the lease payment. Variable lease costs include maintenance charges, taxes, insurance, and other similar costs, and are recorded within Selling, general and administrative expense on the statement of income for the year ended December 31, 2022. The Company has elected not to recognize leases with an initial term of 12 months or less (“short-term leases”) on the Balance Sheet. The Company recognizes lease expense for short-term leases on a straight-line basis over the lease term and variable lease payments in the period in which the obligation is incurred.

11

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

Beginning in December 2022, GSH entered into sale-leaseback transactions with related parties. Unless otherwise noted, GSH accounts for sale-leaseback transactions at their contractually stated terms. As the leases do not provide an explicit borrowing rate, management used the Company’s incremental borrowing rate based on information available as of the lease commencement date. Refer to Note 6 - Related party transactions for additional detail on these transactions.

Revenue Recognition - The Company’s revenues consist primarily of home sales in the United States. Home sale transactions are made under fixed price contracts. The Company generally determines the selling price per home based on the expected cost plus a margin. Home sale transactions typically have one single performance obligation to deliver a completed home to the homebuyer which is generally satisfied when the closing conditions are met. Based on the Company’s review of their contracts, the Company believes there are no significant financing components due to the expected duration of the contracts, and the related performance obligation have an original expected duration of one year or less.

Performance obligations are generally satisfied at a point in time, when the control of the home is transferred to the customer. Control is considered to be transferred to the customer at the time of closing when the title and possession of the home are received by the homebuyer. The Company generally requires initial cash deposits from the homebuyer at the time the sales contract is executed which is held by an unrelated third-party escrow agent. The remaining consideration to which the Company is entitled to is received at the time of closing through an escrow agent, typically within five days or less of the closing date. For the years ended December 31, 2022, 2021 and 2020, revenue recognized at a point in time from speculative homes totaled $456,792,005, $419,714,758, and $318,041,199, respectively.

In some contracts, the Company is contracted to construct a home or homes on underlying land the customer controls. For these specific contracts, the performance obligation is satisfied over time, as the Company’s performance creates or enhances an asset that the customer controls. The Company recognizes revenue for these contracts using the input method based on costs incurred as compared to total estimated project costs. The Company has determined that the cost-based input method provides a faithful depiction of the transfer of goods or services to the customer. For the years ended December 31, 2022, 2021, and 2020, revenue recognized over time from land owned by customers totaled $20,253,944, $13,176,752, and $9,213,106, respectively.

For homes with revenue recognized over time, a large portion of the Company’s contracts with these customers and the related performance obligations have an original expected duration of one year or less. As a result, the Company elected the practical expedient and does not disclose the value of unsatisfied performance obligations for these contracts.

The Company periodically bills these customers over the term of the project and performs a quarterly analysis between billings and revenue recognized. The Company records a contract asset when work performed by the Company is greater than the amount billed. Conversely, the Company records deferred revenue when the amount billed is greater than the work performed. As of December 31, 2022 and 2021, the Company recorded a contract asset of $611,343 and $1,361,590, respectively, which is included in Prepaid expense and other assets on the Balance Sheets. As of December 31, 2022 and 2021, the Company recorded deferred revenue of $305,701 and $957,926, respectively, which is included in Other accrued expenses and liabilities on the Balance Sheets. Substantially all deferred revenue is recognized in revenue within twelve months of being received from customers.

The Company frequently performs reviews of all contracts to estimate profitability in the future. If the estimate of contract profitability indicates an anticipated loss on a contract, the Company recognizes the total estimated loss at the time it is fully determinable. For the years ended December 31, 2022, 2021, and 2020, the Company did not recognize a loss on any contracts.

12

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

Concurrent with the recognition of revenues in our Statements of Income, sales incentives in the form of price concessions on the selling price of a home are recorded as a reduction of revenues. Homebuilding revenues include forfeited deposits, which occur when home sale contracts that include a nonrefundable deposit are cancelled. Revenues from forfeited deposits were considered insignificant for all years presented.

The Company determined that costs to obtain a contract include sales commission paid to agents and brokers for selling services to attract home buyers into sales agreements. The contract term is typically the closing date when the title and consideration are exchanged. The Company adopted the practical expedient associated with ASC 606 to recognize the incremental costs of obtaining a contract as an expense when incurred, i.e., when the amortization period of the asset that the Company otherwise would have recognized is one year or less.

Beginning in December 2022, GSH entered into sale-leaseback transactions with related parties. The Company recognized revenue of $5,188,716 on the Statement of income for the year ended December 31, 2022. Refer to Note 6 - Related party transactions for additional detail on these transactions.

Backlog – Backlog represents homes sold but not yet closed with customers. As of December 31, 2022, the Company had a total backlog of 276 units representing revenue of approximately $86 million. As of December 31, 2021, the Company had a total backlog of 800 homes valued at approximately $210 million. Backlog is affected by customer cancellations that may be beyond the Company’s control, such as customers unable to obtain financing or unable to sell their existing home. During the years ended December 31, 2022, 2021, and 2020, the Company’s cancellation rate was 17.5%, 14.2%, and 11.4%, respectively.

Advertising – The Company expenses advertising and marketing costs as incurred and is included within Selling, general, and administrative expense in the Statements of Income. For the years ended December 31, 2022, 2021, and 2020, the Company incurred $2,709,488, $1,831,526, and $1,926,172, respectively, in advertising and marketing costs.

Warranties – The Company enrolls all homebuyers within their Express Limited Warranty Program, which provides (i) a one-year warranty on the original installation of the material and workmanship; (ii) a two-year warranty on certain systems that include but are not limited to plumbing, electrical and HVAC and; (iii) a ten-year warranty for structural integrity of the home. The Company’s Express Limited Warranty Program requires the Company to repair or replace defective construction during such warranty period at no cost to the homebuyer under the one- and two-year warranties. The ten-year warranty is underwritten by an insurance company. The Company estimates the costs that may be incurred under the limited warranties and records a liability in the expected amount of such costs at the time revenues associated with sales are recognized. The Company records the estimated warranty accrual within Other accrued expenses and liabilities on the Balance Sheets and adjustments to the reserves are included in Cost of sales on the Statements of Income. The Company analyzes historical claims experience combined with the number of homes delivered to estimate the amount to accrue per home for warranty costs. This estimation process takes into consideration such factors as the likely current cost of corrective action, manufacturers’ and subcontractors’ participation in sharing the cost of corrective action, and consultations with engineers. The warranty accrual is periodically evaluated for adequacy and any accrual adjustments are made on a per unit basis if deemed necessary.

Income Taxes – The Company is included in the tax filing of the shareholders of GSH, which was taxed individually under the provisions of Subchapter S and Subchapter K of the Internal Revenue Code. Individual shareholders are liable for income taxes on their respective shares of the GSH’s taxable income. No income tax nor income tax liability has been allocated to the Company as of and for the years ended December 31, 2022, 2021, and 2020, nor is there any recorded liability for uncertain tax positions.

13

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

Fair Value Measurements - Certain assets and liabilities measured and reported at fair value under U.S. GAAP are classified in a three-level hierarchy that prioritizes the inputs used in the valuation process. Categorization within the valuation hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The hierarchy is based on the observability and objectivity of the pricing inputs as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Significant directly observable data (other than Level 1 quoted prices) or significant indirectly observable data through corroboration with observable market data. Inputs would normally be (i) quoted prices in active markets for similar assets or liabilities, (ii) quoted prices in inactive markets for identical or similar assets or liabilities or (iii) information derived from or corroborated by observable market data.

Level 3 – Prices or valuation techniques that require significant unobservable data inputs. These inputs would normally be the Company’s own data and judgments about assumptions that market participants would use in pricing the asset or liability.

The Company’s financial instruments primarily include Cash and Cash equivalents, Accounts Receivable, Lot purchase agreement deposits, Accounts Payable and Homebuilding debt and Other affiliate debt. Due to the short-term nature of the Company’s Cash and Cash equivalents, Accounts Receivable, Lot purchase agreement deposits, and Accounts Payable, the carrying amounts of these instruments approximate their fair value. The interest rates on the Homebuilding debt and Other affiliate debt vary and are the greater of either a reference rate plus an applicable margin, or the base rate plus the aforementioned applicable margin. Refer to Note 5 - Homebuilding debt and other affiliate debt for additional detail on the determination of these instruments’ interest rate. As the reference rate of the Homebuilding debt and Other affiliate debt at any point in time is reflective of the current interest rate environment the Company operates in, the carrying amount of these instruments approximates their fair value

Reporting Segment – Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as one operating and reportable segment, and the CODM primarily evaluates performance based on the number of homes closed, average sales price, and financial results for the Company as a whole. As such, management believes that the Company operates as one reportable segment.

Recent Accounting Pronouncements Not Yet Adopted – In June 2016, FASB issued ASU 2016-13, Financial Instruments – Credit Losses Measurement of Credit Losses on Financial Instruments (“ASC 326”). ASC 326 significantly changes the way impairment of financial assets is recognized by requiring companies to immediately recognize estimated credit losses expected to occur over the remaining life of many financial assets. The immediate recognition of the estimated credit losses generally will result in an earlier recognition of allowance for credit losses on loans and other financial instruments. The new standard will be effective for the Company on January 1, 2023 and early adoption is permitted. The Company plans to adopt this ASU in the first quarter of 2023. The adoption of ASC 326 will not have a significant impact on the Company’s financial statements.

In March 2020, FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), which provides practical expedients and exceptions for applying U.S. GAAP when modifying contracts and hedging relationships that use the London Interbank Offered Rate (“LIBOR”) as a reference rate. In addition, these amendments are not applicable to contract modifications made and hedging relationships entered into or evaluated after December 31, 2024. The Company does not anticipate a material increase in interest rates from its creditors as a result of the shift away from LIBOR. The Company is currently evaluating the impact of the shift and this guidance on the financial statements and disclosures.

14

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

Note 3 - Capitalized interest

The Company accrues interest on the Company’s Homebuilding debt. That debt is used to finance homebuilding operations (see Note 5 - Homebuilding debt and other affiliate debt) and all interest is capitalized and included within inventory for homes under construction and finished homes. Interest is expensed to Cost of sales upon the settlement of the home. Capitalized interest activity is summarized in the table below for the years ended December 31, 2022 and 2021:

	2022	2021
Capitalized interest at January 1:	$1,190,318	$812,874
Interest cost capitalized	5,515,372	3,400,879
Interest cost expensed	(5,455,230)	(3,023,435)
Capitalized interest at December 31:	$1,250,460	$1,190,318

Note 4 - Property and equipment

Property and equipment consisted of the following as of December 31, 2022 and 2021:

Asset Group	2022	2021
Furniture and fixtures	$688,487	$580,065
Leasehold improvements	380,187	380,187
Machinery and equipment	1,037,231	985,699
Office equipment	165,774	154,043
Vehicles	750,950	790,519
Total Property and equipment	3,022,629	2,890,513
Less: Accumulated depreciation	(1,636,931)	(1,300,160)
Property and equipment, net	$1,385,698	$1,590,353

Depreciation expense, included within Selling, general and administrative expense on the Statements of Income was $355,566, $358,587 and $182,786 for the years ended December 31, 2022, 2021 and 2020, respectively.

Note 5 - Homebuilding debt and other affiliate debt

GSH, jointly with Other Affiliates considered to be under common control, enters into debt arrangements with financial institutions. These debt arrangements are in the form of revolving lines of credit and are generally secured by land (developed lots and undeveloped land) and homes (under construction and finished). GSH and certain related Other Affiliates, are collectively referred to as the Nieri Group. The Nieri Group entities are jointly and severely liable for the outstanding balances under the revolving lines of credit, however, the Company has been deemed the primary obligor. The Company is considered the primary legal obligor of such debt as it is the sole cash generating entity and responsible for repayment of the debt. As such, the Company has recorded the outstanding advances under the financial institution debt and other debt within these financial statements as of December 31, 2022 and 2021.

A portion of the revolving lines of credit were drawn down for the sole operational benefit of the Nieri Group and Other Affiliates outside of the Company. These line of credit balances are reflected in the table below as Other Affiliates’ debt

15

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

The advances from the revolving construction lines, reflected as Homebuilding debt, are used to build homes and are repaid incrementally upon individual home sales. The various revolving construction lines are collateralized by the homes under construction and developed lots. The revolving construction lines are fully secured, and the availability of funds are based on the inventory value at the time of the draw request. Interest accrued on the loans is added to the balance of the loans outstanding and is paid concurrently with the principal repayments made upon the occurrence of individual home sales. As the average construction time for homes is less than one year, all outstanding debt is considered short-term as of December 31, 2022 and 2021.

The following table and descriptions summarize the Company’s debt as of December 31, 2022 and 2021:

	2022
	Weighted average interest rate	Homebuilding Debt - Wells Fargo Syndication	Other Affiliates[2]	Total
Wells Fargo Bank	4.98%	$34,995,080	$8,203,772	$43,198,852
Regions Bank	4.98%	27,550,618	—	27,550,618
Texas Capital Bank	4.98%	19,676,552	—	19,676,552
Truist Bank	4.98%	19,659,329	—	19,659,329
First National Bank	4.98%	7,870,621	—	7,870,621
Anderson Brothers	4.74%	—	2,841,034	2,841,034
Total debt on contracts		$109,752,200	$11,044,806	$120,797,006

	2021
	Weighted average interest rate[1]	Homebuilding Debt - Wells Fargo Syndication	Homebuilding Debt - Other	Other Affiliates[2]	Total
Wells Fargo Bank	3.63%	$36,453,801	$—	$—	$36,453,801
Regions Bank	3.63%/ 4.40%	23,189,545	—	918,453	24,107,998
Texas Capital Bank	3.63%	16,561,385	—	—	16,561,385
Truist Bank	3.63%	16,543,353	—	—	16,543,353
First National Bank	3.63%/ 3.88%	6,624,554	—	21,160	6,645,714
Anderson Brothers	4.25%	—	439,200	1,608,300	2,047,500
Other debt	—%	—	142,536	—	142,536
Total debt on contracts		$99,372,638	$581,736	$2,547,913	$102,502,287

(1) The weighted average interest rate for the Wells Fargo Syndication debt is 3.63%. The 4.40% and 3.88% represents the weighted average interest rate for Other Affiliates debt for Regions Bank and First National Bank, respectively.

(2) Outstanding balances relate to bank financing for land acquisition and development activities of Other Affiliates for which the Company is the co-obligor or has an indirect guarantee of the indebtedness of the Other Affiliates. In addition, the $8,203,772 of Other Affiliates debt with Wells Fargo Bank as of December 31, 2022 is part of the Wells Fargo Syndication.

16

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

Wells Fargo Syndication

In July 2021, the Nieri Group entities entered into a $150,000,000 Syndicated Credit Agreement (“Syndicated Line”) with Wells Fargo Bank, National Association (“Wells Fargo”). The Syndicated Line is a three-year revolving credit facility with a maturity date of July 2024, and an option to extend the maturity date for one year that can be exercised upon approval from Wells Fargo. The Syndicated Line also includes a $2,000,000 letter of credit as a sub-facility subjected to the same terms and conditions as the Syndicated Line. The Company used the proceeds from the Syndicated Line to repay all syndication group participants’ outstanding construction line balances. The syndication group consisted of Wells Fargo Bank, Regions Bank, Texas Capital Bank, Truist Bank and First National Bank.

The remaining availability on the Syndicated Line was $32,044,028, as of December 31, 2022 and $50,627,362 as of December 31, 2021. The Company pays a fee ranging between 15 and 30 basis points per annum depending on the unused amount of the Syndicated Line. The fee is computed on a daily basis and paid quarterly in arrears.

The Syndication Agreement contains financial covenants, including (a) a minimum tangible net worth of no less than the sum of (x) $65 million and (y) 25% of positive after-tax income, as of December 31, 2022 (which amount is subject to increase over time based on earnings), (b) a maximum leverage covenant that prohibits the leverage ratio from exceeding 2.75 to 1.00 for any fiscal quarter, (c) a minimum debt service coverage ratio to be less than 2.50 to 1.00 for any fiscal quarter, and (d) a minimum liquidity amount of not less than $15,000,000 at all times and unrestricted cash of not less than $7,500,000 at all times. The Nieri Group was in compliance with all debt covenants as of December 31, 2022, and 2021.

The interest rates on the borrowings under the Syndicated Line vary based on the Nieri Group’s leverage ratio and may be based on the greater of either LIBOR plus an applicable margin (ranging from 275 basis points to 350 basis points) based on the Company’s leverage ratio as determined in accordance with a pricing grid, or the base rate plus the aforementioned applicable margin. The interest rate on borrowings under the Syndicated Line may be based on the LIBOR rate and if the LIBOR rate is no longer available, the agreement contemplates transitioning to an alternative widely available market rate agreeable between parties.

The amounts in Other Affiliates debt are unrelated to the operations of the Company, and therefore, an equal amount is included in Net due to and due from shareholders and other affiliates on the Balance Sheets. For the years ended December 31, 2022, 2021, and 2020, Other Affiliates borrowed $10,851,187, $10,025,865, $13,259,394, respectively and repaid $918,453, $5,624,330, and $7,499,472, respectively. These amounts are recorded on the Statements of Cash Flows, financing activities section, with borrowings presented as Proceeds from other affiliate debt and repayments as Repayments of other affiliate debt.

For the years ended December 31, 2022, 2021, and 2020, the Company capitalized $141,245, $1,264,403, $337,500, of deferred loan costs, respectively. The Company recognized $404,146, $421,186, and $408,674, respectively, of amortized deferred loan costs within Other income (expense), net for the years ended December 31, 2022, 2021, and 2020, respectively. Outstanding deferred loan costs related to the Company’s Homebuilding debt were $711,060 and $973,961 as of December 31, 2022 and 2021, respectively, and are included in Prepaid expenses and other assets on the Balance Sheets.

Other Debt

The Company enters into retail installment contracts with unrelated third parties. The maturity date of the borrowings was in August 2022 and the amount was repaid in full.

Note 6 - Related party transactions

Distributions and net transfer to shareholders and other affiliates

Before the carve-out, the Company’s financial information was included in the financial statements and accounting records of GSH. The following transactions consisting of distributions and net transfer to shareholders and other affiliates summarizes the activity between the Company and shareholders and Other Affiliates before the carve-out.

17

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

Shareholders' and Other Affiliates' net investment reflects transactions that occurred between the Company and the Shareholders, and the Company and Other Affiliates, that were not settled in cash. Those Other Affiliates included Land Development Affiliates and Other Operating Affiliates (see Note 1 - Nature of operations and basis of presentation). The components of the Distributions and net transfer to shareholders’ and other affiliates’ net investment for the years ended December 31, 2022, 2021, and 2020 are as follows:

	2022	2021	2020
General corporate allocations	$(6,590,564)	$(2,867,929)	$(1,733,849)
General financing activities	(46,162,495)	(30,655,681)	(20,596,420)
Distributions and net transfer to shareholders and other affiliates(1)	$(52,753,059)	$(33,523,610)	$(22,330,269)

(1) This amount differs from the amount included in distributions and net transfer to shareholders and other affiliates on the statements of changes in shareholders' and other affiliates' net investment. The 1,422,630 difference is related to stock compensation, which is broken out separately on the statements of changes in shareholders' and other affiliates' net investment. '

General Corporate Allocations - General corporate allocations include expenses for certain centralized functions, such as accounting, human resources, legal, facilities, and executive compensation that have been paid by the Company, but have been allocated to shareholders and Other Affiliates. For the years ended December 31, 2022, 2021, and 2020, the Company reallocated $6,299,064, $2,592,429, and $1,561,349 of Selling, general, and administrative expenses, respectively. In addition, the Company has included certain Lot purchase agreement deposits that were paid by the Company on behalf of the shareholders and Other Affiliates. Lot purchase agreement deposits paid (received) on behalf of GSH for the years ended December 31, 2022, 2021, and 2020 were $291,500, $275,500, and $172,500, respectively.

General Financing Activities - General financing activities refer to historical transactions that occurred between the Company and its shareholders and Other Affiliates.

Related party transactions

The Company transacts with Other Affiliates that are owned by the shareholders of the Company as discussed above.

The Company operates and maintains the cash management and treasury function for the Other Affiliates. Cash receipts from customers and cash disbursements made to vendors are recorded through one centralized bank account. The Company records a Due from Other Affiliate when cash is disbursed, generally to a vendor, on behalf of an affiliate. Conversely, the Company records a Due to Other Affiliate when cash is received from a customer on behalf of an affiliate. As of December 31, 2022 and 2021, the Company recorded a Due from Other Affiliates of $72,739,572 and $48,004,261, respectively, and a Due to Other Affiliates of $31,420,651 and $30,975,951, respectively. These balances are presented net as a contra-account against Shareholders’ and other affiliates’ net investment, as the settlement of these balances is not expected in cash. As of December 31, 2022, the Company recorded a Due from related party of $1,437,235 as an asset on the Balance Sheet as the Company is reasonably certain that this amount will be collected because both parties have entered into a binding construction contract and agreed on the expected contract price.

The below table summarizes the transactions with the Land Development and Other Affiliates for the years ended December 31, 2022, 2021, and 2020.

18

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

	Year ended December 31, 2022
	Land Development Affiliates	Other Operating Affiliates	Total
Financing cash flows:
Land development expense	$(43,447,726)	$(665,777)	$(44,113,503)
Other activities	8,799,598	197,818	8,997,416
Cash transfer, net of repayment of $7,300,000	—	(2,700,000)	(2,700,000)
Total financing cash flows	$(34,648,128)	$(3,167,959)	$(37,816,087)

Non-cash activities
Acquisition of developed lots from related parties in settlement of due from Other Affiliates	$13,504,316	$—	$13,504,316
Total non-cash activity	$13,504,316	$—	$13,504,316

	Year ended December 31, 2021
	Land Development Affiliates	Other Operating Affiliates	Total
Financing cash flows:
Land development expense	$(30,231,766)	$(76,762)	$(30,308,528)
Model home sales	—	6,039,243	6,039,243
Other activities	(691,040)	(3,537,447)	(4,228,487)
Total financing cash flows	$(30,922,806)	$2,425,034	$(28,497,772)

Non-cash activities
Acquisition of developed lots from related parties in settlement of due from Other Affiliates' amounts	$33,390,760	$(219,999)	$33,170,761
Transfer of constructed model homes to related parties	—	(1,517,030)	(1,517,030)
Contribution of fixed assets	—	344,511	344,511
Total non-cash activity	$33,390,760	$(1,392,518)	$31,998,242

19

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

	Year ended December 31, 2020
	Land Development Affiliates	Other Operating Affiliates	Total
Financing cash flows:
Land development expense	$(22,990,840)	$(96,903)	$(23,087,743)
Model home sales	—	3,266,711	3,266,711
Other activities	450,282	791,117	1,241,399
Total financing cash flows	$(22,540,558)	$3,960,925	$(18,579,633)

Non-cash activities
Acquisition of developed lots from related parties in settlement of due from Other Affiliates' amounts	$18,884,590	$656,500	$19,541,090
Transfer of constructed model homes to related parties	—	(3,690,084)	(3,690,084)
Total non-cash activity	$18,884,590	$(3,033,584)	$15,851,006

Land development expense – Represents costs that were paid for by the Company that relate to the Land Development Affiliates’ operations. The Land Development Affiliates acquire raw parcels of land and develop them so that the Company can build houses on the land.

Other activities – Amounts represent other transactions with the Other Affiliates. This includes, predominately, rent expense incurred for leased model homes and payment of real estate taxes.

Cash transfer - A direct cash contribution to Other Affiliates from the Company. The Company transferred cash to a related party. This cash transfer is in anticipation of separating the homebuilding operations from land development operations. This transfer amount is included in Due from Shareholders and Other Affiliates within Shareholders’ and Other Affiliates’ net investment as of December 31, 2022.

Acquisition of developed lots from related parties in settlement of Due from Other Affiliates – Once the Land Development Affiliates have developed the raw parcels of land, they transfer the land to the Company in a non-cash transaction. The transfer amount is derived from the costs incurred to develop the land.

Model home sales – After all the houses in a community are sold, an affiliate sells the model home to a homebuyer. The proceeds are received by the Company’s one bank account and are then allocated to the affiliate.

Transfer of constructed model homes to related parties – The Company normally constructs model homes as part of the development of a community. Previously, the Company would transfer the constructed model home to Model Home Holdings, LLC in a non-cash transaction. The amount of the transfer was based on the costs incurred to construct the model home. As these transactions did not qualify for sale-leaseback accounting in accordance with ASC 842, the Company accounted for the transfer as inventory rather than a right-of-use asset.

Contribution of fixed assets – During 2021, the Company received office furniture from an affiliate in a non-cash transaction. The amount was derived based on the net book value of the assets at the time of the transfer.

20

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

Sale-leaseback transactions – In December 2022, GSH sold 19 completed model homes with entities owned or partially owned by the founder and CEO of the Company. The Company received the proceeds in the form of a cash payment. The Company is responsible for preparing and actively marketing the homes for sale. As the executed contracts for the sale contain commercial substance, legal title of the model homes transferred to the related parties, and there was a transfer of risk and reward, the Company accounted for these transactions as a sale-leaseback. GSH determined that the sale of completed homes is part of the Company’s ordinary activities. Accordingly, revenue and cost of sales of $5,188,716 and $4,508,819, respectively, were recognized in the Statement of income for the year ended December 31, 2022.

In connection with these transactions, GSH simultaneously entered into individual lease agreements for all 19 model homes sold, whereby GSH is the lessee. The Company is responsible for paying the operating expenses associated with the model homes while under lease. Nine of the 19 individual leases had a lease term greater than twelve months. In connection with these nine leases, the Company recognized an operating lease right-of-use-asset and a corresponding operating lease liability of $435,264.

As the leases associated with the transactions do not commence until 2023, the Company did not pay rent or recognize lease expense associated with the leases during the year ended December 31, 2022. Rent expense will be paid monthly, consistent with the lease contract.

Other - In December 2022, GSH was engaged as a general contractor by a related party. Revenue and cost of sales of $2,507,216 and $2,093,635, respectively, were recognized in the Statement of income for the year ended December 31, 2022.

Leases

In addition to the transactions above, the Company has entered into three separate operating lease agreements with one related party. The terms of the lease, including rent expense and future minimum payments, are described in Note 9 - Commitments and contingencies.

Note 7 - Lot purchase agreement deposits

As the carved-out entity, the Company does not engage in the land development business. In certain instances, the Company’s strategy is to acquire developed lots through unrelated third party land developers pursuant to lot purchase agreements. Most lot purchase agreements require the Company to pay a nonrefundable cash deposit of approximately 10% of the agreed-upon fixed purchase price of the developed lots. In exchange for the deposit, the Company receives the right to purchase the finished developed lot at a preestablished price.

Such contracts enable the Company to defer acquiring portions of properties owned by third parties until the Company determines whether and when to complete such acquisition, which may serve to reduce financial risks associated with long-term land holdings. The following table provides a summary of the Company’s interest in lot purchase agreements as of December 31, 2022 and 2021:

	2022	2021
Deposit and pre-acquisition costs	$3,804,436	$2,946,001
Remaining purchase price	65,451,928	77,007,079
Total contract value	$69,256,364	$79,953,080

The Company has the right to cancel or terminate the lot purchase agreement at any time for any reason. The legal obligation and economic loss resulting from a cancellation or termination is limited to the amount of the deposits paid. The cancellation or termination of a lot purchase agreement results in the Company recording a write-off of the nonrefundable deposit to Cost of sales. For the years ended December 31, 2022, 2021, and 2020, the Company recorded $0, $211,482, and $84,619, respectively, to Cost of sales for the forfeited lot purchase agreement deposits.

21

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

As discussed in Note 2 - Summary of significant accounting policies, the deposits placed by the Company pursuant to the lot purchase agreements are not deemed to be a variable interest in the respective third-party land developers.

Note 8 - Warranty reserves

The Company establishes warranty reserves to provide for estimated future costs as a result of construction and product defects. Estimates are determined based on management’s judgment considering factors such as historical spend and projected cost of corrective action.

The following table provides a summary of the activity related to warranty reserves, which are included in Other accrued expenses and liabilities on the accompanying Balance Sheets as follows:

	2022	2021
Warranty reserves at January 1	$1,275,594	$963,204
Reserves provided	1,156,027	1,206,142
Payments for warranty costs and other	(1,060,209)	(893,752)
Warranty reserves at December 31	$1,371,412	$1,275,594

Note 9 - Commitments and contingencies

Leases

The Company leases office spaces in South Carolina under operating lease agreements with related parties, which have a remaining lease term of up to five years, some of which include options to extend on a month-to-month basis, and some of which include options to terminate the lease. These options are excluded from the calculation of the ROU asset and lease liability until it is reasonably certain that the option will be exercised. The Company recognized an operating lease expense of $555,806 within Selling, general, and administrative expense on the statement of income for the year ended December 31, 2022. Operating lease expense included variable lease expense of $92,285 for the year ended December 31, 2022. The weighted-average discount rate for the operating leases entered into during the year ended December 31, 2022 was 4.90% and the weighted-average remaining lease term was 2.16 years.

During the year ended December 31, 2022, the Company closed on 19 sale-leaseback transactions with related parties. For information on sale-leaseback transaction with related parties, see Note 6 – Related party transactions.

22

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

The maturity of the contractual, undiscounted operating lease liabilities as of December 31, 2022 are as follows:

December 31,	Lease Payment
2023	578,280
2024	305,400
2025	121,200
2026	48,000
2027 and thereafter	—
Total undiscounted operating lease liabilities	$1,052,880
Interest on operating lease liabilities	(51,603)
Total present value of operating lease liabilities	$1,001,277

Total rent expense for the year ended December 31, 2021 was $931,078.

The Company has certain leases which have initial lease terms of twelve months or less (“short-term leases”). The Company elected to exclude these leases from recognition, and these leases have not been included in our recognized operating ROU assets and operating lease liabilities. The Company recorded $94,386 and $344,016 of rent expense related to the short-term leases within selling, general and administrative expense on the Statements of Income for the year ended December 31, 2022, and 2021, respectively.

Litigation

The Company is considered to be the primary responsible party for claims and lawsuits brought against the Shareholders and Other Affiliates based on its financial resources. The Company is subject to claims and lawsuits that may arise primarily in the ordinary course of business, which consist mainly of construction defect claims. It is management’s opinion that if a claim has merit, other parties will be partially responsible or liable for the claim. When the Company believes that a loss is probable and estimable and not fully able to be recouped, the Company will record an expense and corresponding contingent liability. As of the date of these financial statements, management believes that the Company has not incurred a liability as a result of any claims. Below is a summary of current pending litigation involving the Company.

The Company is a defendant in a claim involving residential construction defects associated with the premature deterioration of sloped land behind neighboring homes, where the Company served as the general contractor for original construction of the residence in 2013. The Company asserts the slope failure that has caused damage to the structural integrity of the plaintiff’s homes is the result of the plaintiff’s next-door neighbor who voluntarily cleared vegetation from the rear of their home thereby causing the erosion of soil and resulting damages. In 2022, the matter was settled, and the case was dismissed for an immaterial amount.

The Company is a defendant in a class action lawsuit claiming that the Company required the lawsuit’s representative to sign a waiver of the common law warranty of habitability in the contract for sale but received no compensation for the waiver. The representative and other members of the class that purchased using the same contract seek compensation for the value of the waiver. The suit specifically declines to claim that there was any construction defect in the homes sold by the Company. Management and legal counsel for the Company are uncertain as to the likelihood of the outcome of the case and the amount of potential damages is neither known nor reasonably estimable. No amounts have been accrued for the matter. A hearing before the S.C. Court of Appeals was held in April 2021 regarding arbitration; however, the court has not rendered a decision. If this case were to go to trial it is anticipated that the matter would be unresolved for several years.

23

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

Note 10 - Stock compensation

Stock options

In January 2022, the Board of Directors of GSH approved and adopted the Great Southern Homes, Inc. 2022 Equity Incentive Plan (the “2022 Plan”). The 2022 Plan is administered by a committee appointed by the Board of Directors and has reserved 3,000 common shares to be issued as equity-based awards to directors and employees of GSH. The number of awards reserved is subject to change based on certain corporate events or changes in GSH’s capital structure and the shares vest ratably over four years. The 2022 Plan defines awards to include incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonus awards, and performance compensation awards. As of December 31, 2022, GSH had only issued incentive and non-qualified stock options.

The following table summarizes the GSH stock options that were specifically granted to directors and employees of Homebuilding for the year ended December 31, 2022:

	Stock options	Weighted-Average Per share Exercise price
Outstanding, December 31, 2021	—	$—
Granted	2,524	1,049.60
Forfeited	(193)	1,049.60
Outstanding, December 31, 2022	2,331	$1,049.60
Options exercisable at December 31, 2022	—	$—

The aggregate intrinsic value of the stock options outstanding was $7,460,132 as of December 31, 2022. The intrinsic value of a stock option is the amount by which the fair value of the underlying stock exceeds the price of the option.

GSH recognizes stock compensation expense resulting from the equity-based awards over the requisite service period. Stock compensation expense is recorded based on the estimated fair value of the equity-based award on the grant date using the Black-Scholes valuation model. Stock compensation expense is recognized in the Selling, general and administrative expense line item in the statement of income. Stock compensation expense included in the carve-out statement of income for the year ended December 31, 2022 was $195,830. As of December 31, 2022, there was unrecognized stock compensation expense related to non-vested stock option arrangements totaling $608,826. The weighted average period over which the unrecognized stock compensation expense is expected to be recognized is 3 years.

As GSH’s common stock is not publicly traded, it estimates the fair value of common stock based on the combination of the three methods: (i) the discounted cash flow method of the income approach; (ii) the guideline company method of the market approach; and (iii) the subject transaction method of the market approach.

GSH considers numerous objective and subjective factors to determine the fair value of the Company’s common stock. The factors considered include, but are not limited to: (i) the results of periodic independent third-party valuations; (ii) nature of the business and history of the enterprise from its inception; (iii) the economic outlook in general and for the specific industry; (iv) the book value of the stock and financial condition of the business; (v) earning and dividend paying capacity of the business; (vi) the market prices of stocks of corporations engaged in the same or similar lines of business having their stock actively traded in a free and open market, either on an exchange or over-the-counter.

24

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

The following assumptions were used in the Black-Scholes valuation model to determine the estimated fair value of the stock options granted during the year ended December 31, 2022:

Inputs	December 31, 2022
Risk free interest rate	1.82%
Expected volatility	35%
Expected dividend yield	—%
Expected life (in years)	6.25

Fair value of options	$394.7

Risk-Free Interest Rate – The risk-free interest rate is based on the U.S. Treasury zero coupon bond issued in effect at the time of the grant for the periods corresponding with the expected term of the stock option.

Expected Volatility – GSH’s expected volatility was estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the options.

Expected Dividend Yield – The dividend yield is based on the GSH’s history and expectation of dividend payouts. The Company does not expect to pay cash dividends to shareholders during the term of options, therefore the expected dividend yield is determined to be zero.

Expected Life – The expected term represents the period the options granted are expected to be outstanding in years. As GSH does not have sufficient historical experience for determining the expected term, the expected term has been derived based on the SAB 107 simplified method for awards that qualify as plain-vanilla options.

Stock warrants

In January 2022, GSH granted an option to non-employee directors to purchase 5,000 stock warrants for $150,000. Each warrant represents one non-voting common share. The warrants are exercisable at $1,512 per warrant, which represents an out-of-the-money strike price. The warrants can be exercised for 10 years starting from July 1, 2022. Using the Black-Scholes valuation model, GSH determined the aggregate fair value of these warrants to be approximately $1,376,800 as of the grant date. Because there is no continued service requirement for the warrant holders, the Company recorded a one-time stock compensation expense in the amount of $1,226,800 within the Selling, general and administrative expense line item in the Statement of income for the year ended December 31, 2022.

The following assumptions were used in the Black-Scholes valuation model to determine the estimated fair value of the stock warrants granted during the year ended December 31, 2022:

Inputs	December 31, 2022
Risk free interest rate	1.78%
Expected volatility	35%
Expected dividend yield	—%
Expected life (in years)	6.40

Fair value of warrants granted	$275.4

The methodology for determining the inputs is consistent with the input methodology for stock options as described above.

25

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

In March 2022, the option holders purchased the warrants in exchange for $150,000 cash consideration. This amount was recorded directly to Shareholders’ and other affiliates’ net investment in the Company’s Balance sheet. As of December 31, 2022, no warrants have been exercised.

Note 11 - Employee benefit plan

Before January 1, 2021, GSH sponsored a Simple Individual Retirement Account (“IRA”) Retirement Plan. The plan covered all employees of the Company who earned at least $5,000 in the prior year and who are expected to earn at least $5,000 in the current year. The Company matched employee contributions up to 3% of compensation for employees participating in the plan up to the maximum amount allowed by the Internal Revenue Code. Administrative costs for the plan were paid by the Company.

Effective January 1, 2021, GSH sponsored an elective safe harbor 401(k) contribution plan covering substantially all employees who have completed three consecutive months of service. The plan provides that GSH will match up to the first 3% of the participant’s base salary rate at 100% and 50% of the next 2% for a maximum contribution of 4%. In addition, participants become 100% vested with respect to employer contributions after completing six years of service starting in 2021. Administrative costs for the plan were paid by GSH.

Total contributions paid to the plans for the Company’s employees for the years ended December 31, 2022, 2021, and 2020 were approximately $174,184, $150,090, and $93,160, respectively. These amounts are recorded in Selling, general and administrative expenses on the Statements of Income.

Note 12 - Paycheck Protection Program loan

In May 2020, GSH received loan proceeds in the amount of $1,693,800 under the Paycheck Protection Program (“PPP”). The PPP established as part of the Coronavirus Aid, Relief, and Economic Security Act and administered by the Small Business Administration (the “SBA”), provided for loans to qualifying business for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business.

The loans and accrued interest were forgivable after 24 weeks as long as the borrower used the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintained its payroll levels. The amount of loan forgiveness would be reduced if the borrower terminated employees or reduced salaries during the 24-week period. Any unforgiven portion of a PPP loan was payable over two years at an interest rate of 1%, with a deferral of payments for the first six months. The Company used the proceeds for purposes consistent with the PPP loan.

In December 2020, GSH received notice from the SBA of loan forgiveness for the principal balance of $1,693,800 and accrued interest of $9,688. The Company accounted for the forgiveness as an extinguishment of debt. The gain on extinguishment was recognized as income within Other income (expense), net on the statement of income for the year ended December 31, 2020.

Note 13 - Earnings per Share

Earnings per share was calculated based on the 100,000 weighted average number of common shares issued and outstanding by GSH for the years ended December 31, 2022, 2021, and 2020.

26

THE HOMEBUILDING OPERATIONS OF GREAT SOUTHERN HOMES, INC.

(A CARVE-OUT OF GREAT SOUTHERN HOMES, INC.)

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

	2022	2021	2020
Numerator
Net Income	$69,489,294	$62,413,011	$38,976,374
Denominator
Weighted-average number of common shares outstanding - basic	100,000	100,000	100,000
Effect of dilutive securities	2,960	—	—
Weighted-average number of common shares outstanding - diluted	102,960	100,000	100,000

Basic earnings per share	$694.89	$624.13	$389.76
Diluted earnings per share	$674.92	$624.13	$389.76

The following table summarizes potentially dilutive outstanding securities for the years ended December 31, 2022, 2021 and 2020 that were excluded from the calculation of diluted EPS, because their effect would have been anti-dilutive.

	December 31, 2022	December 31, 2021	December 31, 2020
Warrants	3,090	—	—
Stock Options	1,376	—	—
Total anti-dilutive features	4,466	—	—

Note 14 - Subsequent events

Management has performed an evaluation of subsequent events after the Balance Sheet date of December 31, 2022 through March 17, 2023, which is the date the financial statements were available to be issued. During this period, the Company has not identified any subsequent events that require recognition or disclosure, except for the ones noted below.

On February 27, 2023, the Company paid off Wells Fargo debt associated with Other Affiliates in the amount of $8,340,545 and on February 28, 2023, the Company was released as a co-obliger from the Anderson Brothers debt associated with Other Affiliates in anticipation of the Proposed Business Combination discussed in Note 1. As a result there is no remaining debt balance associated with Other Affiliates as of the date when financial statements were available to be issued.

27